Exhibit 99.I

EXHIBIT I to Schedule 13G

Identification of General Partners

The general partner of FA Private Equity Fund IV, L.P. (“FAPEF”), and the managing limited partner of FA Private Equity Fund IV Gmbh & Co. Beteiligungs KG (“Gmbh”) is FA Private Equity Management IV, L.L.C. (“FAPEM”), whose ultimate members are Fist Analysis Venture Operations and Research, L.L.C. (“FAVOR”), Argentum Management LLC (“AM”), Argentum Investments, LLC (“AI”), Hamilton/FAC KRG, LLC (“Hamilton”), Allan Cohen, Clement Erbmann (“Erbmann”), Lightwave Advisors, James Macdonald (“Macdonald”), Tracy Marshbanks (“Marshbanks”), F. Oliver Nicklin, Jr. (“Nicklin”), and Howard Smith (“Smith”).  Only FAVOR, AM, Erbmann, Macdonald, Marshbanks, Nicklin and Smith take executive action on behalf of FAPEM with respect to its functioning as general partner of FAPEF and managing limited partner of Gmbh.

Each of AM and AI maintains its business address c/o The Argentum Group (“TAG”), 60 Madison Avenue, Suite 701, New York, New York 10010 (the “TAG Address”).   The persons who take actions on behalf of AM and AI with respect to their functioning as members of FAPEM are Daniel Raynor (“Raynor”) and Walter H. Barandiaran (“Barandiaran”).  Each of Raynor and Barandiaran is principally employed as an executive of TAG and maintains his business address at the TAG Address.  TAG’s principal business is private equity/venture capital.

The person who takes actions on behalf of Hamilton with respect to its functioning as a member of FAPEM is Charles Hamilton, who is principally employed as managing director of KRG Capital and maintains his business address at 1800 Larimer Street, Suite 2200, Denver, CO 80202. KRG Capital’s principal business is private equity.

The trustee of The Productivity Fund IV Liquidating Trust (“TPFIV”) and The Productivity Fund IV Advisors Fund Liquidating Trust (“Advisors”) is First Analysis Management Company IV, LLC, whose members are FAVOR and Mark Koulogeorge (“Koulogeorge”) who both take executive action on behalf of TPF IV and Advisors.

First Analysis Corporation (“FAC”) manages FAVOR.  Nicklin, President and Director of FAC, takes executive actions on behalf of FAC with respect to FAC’s functioning as an ultimate general partner of FAPEF, Gmbh, TPFIV and Advisors.  Nicklin maintains his principal office at One South Wacker Drive, Suite 3900, Chicago, Illinois 60606 (“Suite 3900”).  He is principally employed as an executive of FAC.  FAC’s principal business is participation in private growth equity partnerships and the provision of research investment services.  Its principal business address is Suite 3900.

To the best of FAC’s knowledge, each of the natural persons listed above is a citizen of the United States, except for Barandiaran, who is a citizen of Peru.